EXHIBIT 10.1
AMENDMENT NO. 1
to
EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of September 29, 2006, by and between International Game Technology, a Nevada corporation (the “Corporation”), and Thomas J. Matthews (the “Executive”).
     WHEREAS, the Executive is currently employed by the Corporation pursuant to that certain Employment Agreement, dated as of October 27, 2003 (the “Agreement”); and
     WHEREAS, the Corporation and the Executive desire to amend the Agreement, as provided herein.
     NOW, THEREFORE, the parties agree as follows:
     1. The first sentence of Section 1 of the Agreement shall be amended by adding “President and” before “Chief Executive Officer.”
     2. The bullet-point list in Section 1 of the Agreement shall be amended by adding a bullet point that the Executive will be responsible for directing the international operations of the Corporation.
     3. The second paragraph of Section 1 of the Agreement shall be deleted.
     4. Section 2 of the Agreement shall be amended and restated to read in its entirety as follows:
     “2. Term. The “Term” shall, unless sooner terminated as provided herein, commence on the Effective Date and end at the close of business on October 26, 2009 (referred to as the “Initial Extension Date”). Notwithstanding the preceding sentence, on the Initial Extension Date and on each annual anniversary of the Initial Extension Date (the Initial Extension Date and each annual anniversary thereof is referred to as an “Extension Date”), the Term shall be automatically extended through and shall end with the close of business on the first (1st) anniversary of that Extension Date, unless at least sixty (60) days prior to such Extension Date the Corporation or the Executive has provided the other with written notice that the Term shall not be extended or further extended, as the case may be. The term “Term” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Term shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement, and shall not entitle the Executive to severance benefits pursuant to Section 7.”
     5. Section 3.1 of the Agreement shall be amended by deleting “Six Hundred Fifty Thousand Dollars ($650,000)” and replacing it with “Eight Hundred Thousand Dollars ($800,000).

     6. Section 3.2 of the Agreement shall be amended and restated, effective for the fiscal year beginning October 1, 2006, to read in its entirety as follows:
     “3.2 Bonus Opportunity. For each fiscal year of the Corporation during the Term, commencing with the fiscal year beginning October 1, 2006, the Corporation shall grant to the Executive the opportunity to earn a bonus up to a maximum amount of Three Hundred Percent (300%) of the Executive’s Base Salary for such year. A portion of each such bonus opportunity will be based on quantitative measurements of the Corporation’s profitability, and the remainder of each such bonus opportunity will be based on a qualitative assessment of the Corporation’s financial performance and/or other strategic objectives established with respect to that year, each as determined by the Compensation Committee of the Board. The Executive’s bonus target for each such fiscal year shall be Two Hundred Fifty Percent (250%) of the Executive’s Base Salary for such year. The specific bonus opportunity with respect to a particular fiscal year will be established by the Compensation Committee prior to or within the first three months of that fiscal year.”
     7. Section 3.3 of the Agreement shall be amended and restated to read in its entirety as follows:
     “3.3 Future Annual Equity Grants. The Executive shall be eligible to participate in and receive annual grants commensurate with his position and level in any stock option plan and restricted stock plan or other equity-based or equity related compensation plan, programs or agreements of the Corporation made available generally to its senior executives; provided that the amount, timing, and other terms of any such grant shall be determined by the Board (or the Compensation Committee thereof) in its sole discretion.”
     8. A new Section 8.13 is hereby added to the Agreement to read in its entirety as follows:
     “8.13 Section 409A Savings Clause. If any provision of this Agreement contravenes Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department, the Corporation may reform this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Code Section 409A, the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six (6) months after his termination of employment for any reason other than death, or (ii) the date of the Executive’s death. Any amounts otherwise payable to the Executive following a termination of his employment that are not so paid by reason of this Section 8.12 shall be paid as soon as practicable after the date that is six (6) months after the termination of the Executive’s employment (or, if earlier, the date of the Executive’s death). The provisions of this Section 8.12 shall only apply if, and to the extent, required to comply with Code Section 409A.”

     9. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.
     10. Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.
     11. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

INTERNATIONAL GAME TECHNOLOGY
By:

EXECUTIVE
/s/ Thomas J Matthews
Thomas J. Matthews

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